EXHIBIT 5.02

TO:

PARAMOUNT GOLD AND SIVER CORP. (the “Company”)
and Board of Directors thereof.

I, Ian J. Talbot, hereby tender my resignation as director of the Company, such resignation to become effective at 4: p.m. (EDT) on March 11, 2009.

Dated as of the 11th day of March, 2009

/s/ Ian J. Talbot

Ian J. Talbot

281 East 5th Street

North Vancouver, British Columbia

Canada V7L 1L8